     Exhibit 5.1
[LKP GLOBAL LAW LLP LETTERHEAD]
May 13, 2011
Board of Directors
T3 Motion, Inc.
2990 Airway Avenue, Building A
Costa Mesa, CA 92626
     Re:    Registration Statement on Form S-1 (File no. 333-171163)
Ladies and Gentlemen:
     We have acted as counsel to T3 Motion Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (file no. 333-171163) (the “Registration Statement”) filed by the Company with United States Securities and Exchange Commission under the Securities Act of 1933, as amended (“Act”). The Registration Statement covers (i) 2,857,143 units (the “Units”) with each Unit consisting of one share of the Company’s common stock, par value $.001 per share (the “Common Stock”), one Class H warrant to purchase one share of the Common Stock (the “Class H Warrant”) and one Class I warrant to purchase one share of the Common Stock (the “Class I Warrant”), to the underwriters for whom Chardan Capital Markets, LLC is acting as representative (the “Underwriters”), (ii) up to 428,571 Units which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (the “Over-Allotment Units”), (iii) up to 142,857 Shares (the “Purchase Option Shares”) which Chardan Capital Markets, LLC, acting as representative of the Underwriters will have the right to purchase (the “Purchase Option”) for its own account or that of its designees, (iv) all shares of Common Stock, all Class H Warrants and all Class I Warrants issued as part of the Units and Over-Allotment Units, (v) all shares of Common Stock issuable upon exercise of the Class H Warrants and Class I Warrants included in the Units and Over-Allotment Units and the Purchase Option and (vi) contractual rights granted to certain investors that purchase $500,000 or more of the Units as well as certain insiders converting their debt into substantially identical Units, included in agreements between the Company and such investors (“Negative Covenant Agreements”).
     In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company, each as presently in effect and to be in effect, and included as Exhibits 3.1 through 3.6, to the Registration Statement; (ii) resolutions of the Company’s Board of Directors authorizing the issuance of the Units, Over-Allotment Units, and Purchase Option and the preparation and filing of the Registration Statement; (iii) the Registration Statement; (iv) draft of the Warrant Agency Agreement and the Class H and I Warrant certificates (the “Warrant Documents”); (v) draft of the Purchase Option; (vi) draft of the Negative Covenant Agreement granting the contractual rights and (vii) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.
     Based upon the foregoing, we are of the opinion that:
          (i) The shares of Common Stock included in the Units and Over-Allotment Units have been duly authorized and, when issued and sold in accordance with and in the manner described in the prospectus set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable. The shares of Common Stock issuable upon exercise of the Class H and I Warrants included in the Units and Over-Allotment Units, and issuable upon exercise of the Purchase Option have been duly and validly authorized and reserved for issuance upon exercise of such Class H and I Warrants or Purchase Option, and such shares of Common Stock, when so issued upon exercise of the Class H and I Warrants or Purchase Option and upon delivery by the purchaser of the consideration for such shares, will be duly authorized, validly issued, fully paid and non-assessable.
          (ii) The Class H and I Warrants, included in the Units and Over-Allotment Units, and the Purchase Option constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.
          (iii) Each of the Units and Over-Allotment Units constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.
          (iv) The rights set forth in the Negative Covenant Agreements constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.
     This opinion is limited to the Federal law of the United States, and the applicable statutory provisions of General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting those laws and provisions. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”
     This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.
Very truly yours,
/s/ LKP Global Law LLP
LKP Global Law LLP